Exhibit 10.3

Execution Version

RELEASE AGREEMENT

This Release Agreement (“Agreement”) is made by and between Marc Huffman (“Executive”) and BlackLine, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive is employed by the Company as its Chief Executive Officer;

WHEREAS, Executive signed an Employment Offer Letter with the Company on January 8, 2018 (the “Employment Letter”);

WHEREAS, Executive signed a Confidential Information and Inventions Assignment Agreement with the Company on or around February 26, 2018 (the “Confidentiality Agreement”);

WHEREAS, Executive entered into a Participation Agreement under the Company’s Change of Control and Severance Policy (the “Policy”) on September 1, 2021 providing him with certain severance benefits as set forth therein;

WHEREAS, Executive previously was granted stock options and restricted stock units to acquire Company common stock (each, a “Company Equity Award”) pursuant to one of the Company’s equity incentive plans and the applicable form of award agreement thereunder (collectively, the “Stock Agreements”);

WHEREAS, Executive’s employment with the Company will terminate effective March 6, 2023 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company and any of the Releasees (as defined below), including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Separation Date; Employment Status; Acknowledgements.

a. Separation Date. Executive’s employment with the Company will terminate on the Separation Date and Executive resigns from all positions he holds with the Company, including its board of directors, as of the Separation Date.

b. Accrued Payments. On the Separation Date, the Company will pay Executive (i) Executive’s accrued but unpaid salary, (ii) an amount equal to $410,020, which is the earned annual bonus for calendar year 2022 based on actual performance, less applicable withholdings and deductions, and (iii) any unreimbursed business expenses required to be reimbursed pursuant to the Company’s normal and customary business expense reimbursement procedures. As the Company has an unlimited PTO policy, under which time off does not accrue, Executive will not be paid for any accrued and unused PTO as of the Separation Date.

c. Public Disclosure: Executive will be provided a reasonable opportunity to review and provide comments with respect to public disclosures regarding the Company’s leadership transition (the “Transition Disclosures”), which the Company will consider in good faith; provided further, that the Company will not make any future disclosures related to Executive that are inconsistent with the Transition Disclosures.

2. Consideration. In consideration of Executive’s execution of this Agreement and Executive’s fulfillment of all of its terms and conditions, and provided that Executive does not revoke the Agreement, the Company agrees as follows:

a. Severance Benefits. In accordance with and subject to the Policy, the Company agrees to grant to Executive a severance payment of $500,000, which is equal to 12 months of Executive’s annual base salary as in effect as of immediately prior to the Separation Date, and which is payable in a lump sum, less applicable withholding, as soon as practicable following the Effective Date of this Agreement, but in no event more than 30 days, following the Effective Date of this Agreement. Furthermore, provided that Executive makes a valid election under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to continue Executive’s health coverage, the Company will pay or reimburse Executive for the cost of such continuation coverage for Executive and any of Executive’s eligible dependents that were covered under the Company’s health care plans immediately prior to the Separation Date until the earliest of: (a) the end of the 12-month period following the Separation Date or (b) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans or (c) the date upon which Executive ceases to be eligible for coverage under COBRA. These benefits are collectively referred to as the “Severance Benefits.”

b. Acknowledgement. By his signature below, Executive acknowledges that the Severance Benefits satisfy in full the severance benefits to which Executive is entitled under the Policy.

3. Consulting Services. For the period commencing on the Separation Date and ending on the date that is 12 months following the Separation Date (the “Consulting Term”), Executive agrees to be available to provide such consulting services as may be reasonably requested from time to time by the Chairman of the Company’s board of directors (or successor thereof) in order to ensure the Company’s access to Executive’s institutional knowledge of the Company and its business (the “Consulting Services”); provided that the maximum number of hours per month of Consulting Services shall not exceed 20 without Executive’s consent and shall not interfere with Executive’s ability to accept employment with, or perform the duties owed to, any future employer. During the Consulting Term, the relationship of Executive to the Company will be that of an independent contractor, and Executive shall have no authority to bind or represent the Company and the Company shall have no right to direct or control the manner in which Executive performs the Consulting Services hereunder. Nothing in this Agreement shall be construed to create, during the Consulting Term, any association, partnership, joint venture, employment, or agency relationship between Executive and the Company for any purpose. During the Consulting Term, Executive shall not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees (other than in connection with the provision of the COBRA benefits described herein). Within 30 days of the commencement of the Consulting Term, the Company shall provide Executive with a cash payment of $80,000 as compensation for Executive’s Consulting Services (the “Consulting Cash Payment”). During the Consulting Term, Executive shall not be entitled to any cash compensation from the Company other than the Consulting Cash Payment, for such Consulting Services, and in addition to the Consulting Cash Payment Executive shall be entitled to continued vesting of Executive’s time-based Company Equity Awards as if Executive remained employed by the Company. The Consulting Term may be extended on terms mutually agreeable to the Company and Executive. Unless the Company has grounds to terminate the Consulting Services for Cause (within the meaning of the Policy), the Company may not terminate the Consulting Services prior to the 12 month anniversary of the Separation Date. As Executive will continue to be a service provider during the the Consulting Term, the post-termination exercise period on any outstanding options shall commence after the end of the Consulting Term.

4. Equity. The Parties agree that, pursuant to Executive’s Company Equity Awards, vesting would have ceased as of the Separation Date. On the Separation Date, 2/3 of the shares subject to the performance-based restricted stock unit granted to Executive on December 30, 2022 will be forfeited. On the three-month anniversary of the Separation Date, the remaining unvested performance-based Company Equity Awards and any time-based Company Equity Awards that would not vest based on continued service through the 12-month anniversary of the Separation Date will be forfeited. Any Company Equity Awards that are not vested at the end of the Consulting Term will be forfeited at the end of the Consulting Term. All other terms and conditions of the Stock Agreements will continue to govern the Company Equity Awards.

5. Benefits. Executive’s health insurance benefits shall cease on March 31, 2023, subject to Executive’s right to continue Executive’s health insurance under COBRA. Executive’s participation in all benefits of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses and paid time off, shall cease as of the Separation Date.

6. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, equity awards, vesting, and any and all other benefits and compensation due to Executive.

7. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Executive Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Immigration Reform and Control Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not necessarily limited to, any Protected Activity (as defined below). Any and all disputed wage claims that are released herein shall be subject to binding arbitration except as required by applicable law. This release does not extend to any right Executive may have to unemployment compensation benefits or rights to indemnification, any fiduciary insurance policy or director or officer insurance policy, if any, the Company’s charter, bylaws, or operating agreements, or under applicable state or federal law.

8. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty- one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement by doing so in writing to karole.morgan-prager@blackline.com; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

9. California Civil Code Section 1542. Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

10. No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. Likewise, the Company represents that the Company and any other Releasees have no lawsuits, claims, or actions pending against Executive.

11. Trade Secrets and Confidential Information/Company Property. Subject to Section 21, Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information. Executive’s signature below constitutes Executive’s certification that Executive has returned all documents and other items provided to Executive by the Company (with the exception of personnel documents specifically relating to Executive), developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company.

12. No Cooperation. Subject to Section 21, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

13. Mutual Non-Disparagement. Subject to Section 21, Executive further agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Company agrees to instruct the members of the Board of Directors of the Company and the Company’s executive officers to refrain from any disparagement, defamation, libel, or slander of Executive. Executive shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only Executive’s last position and dates of employment. Notwithstanding, nothing in this Agreement shall prevent Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.

14. Standstill. Except with respect to any action taken with respect to a Company Equity Award, including, but not limited to, the exercise of any option, for a period of 12 months after the Separation Date (“Standstill Period”), Executive and Executive’s affiliates and representatives, will not in any manner, directly or indirectly:

a. effect, or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or encourage any other person to effect, or seek, offer or propose (whether publicly or otherwise) to effect or participate in:

•	any acquisition of more than 1% of the outstanding securities (or beneficial ownership thereof) or all or substantially all of the assets of the Company or any of its affiliates,

•	any tender or exchange offer, merger or other business combination involving the Company or any of its affiliates,

•	any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates, or

•	any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates;

b. form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934 and the rules and regulations thereunder) with respect to the securities of the Company or any of its affiliates or otherwise act in concert with any person in respect of any such securities;

c. make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving the Company or its securities or assets;

d. otherwise act, alone or in concert with others, to seek to control, change or influence the management, Board of Directors, governing instruments, shareholders or policies of the Company or its affiliates (excluding the Consulting Services);

e. enter into any discussions or arrangements with any third party with respect to any of the foregoing; or

f. make any public disclosure, or take any action that might force the Company, any of its affiliates or any other person to make any public disclosure, with respect to the matters set forth in this Agreement.

15. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

16. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

17. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18. Arbitration. Executive and the Company are parties to an arbitration agreement that Executive signed on or around February 26, 2018 (the “Arbitration Agreement”); by their signatures below the Parties agree that the Arbitration Agreement shall govern disposition of any dispute between the parties.

19. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs. The Parties agree and acknowledge that the payments made pursuant to this Agreement are not related to sexual harassment or sexual abuse and not intended to fall within the scope of 26 U.S.C. Section 162(q).

20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21. Protected Activity. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity, including filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Additionally, nothing in this Agreement constitutes a waiver of any rights Employee may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act, and nothing in this Agreement including any provisions addressing non-disparagement and confidentiality provisions shall impair Employee in assisting other Company employees and/or former employees in exercising their rights under Section 7 of the National Labor Relations Act. Any language in the Employment Letter regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if(and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

22. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24. Entire Agreement. This Agreement, along with the Confidentiality Agreement and the Stock Agreements represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, including the Employment Letter and Policy (other than the sections entitled “Forfeiture/Clawback,” “Parachute Payments,” “Claims Procedure,” and “Appeals Procedure,” all of which shall continue to survive in accordance with their terms).

25. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the chair of the Company’s board of directors.

26. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.

27. Effective Date. Executive understands that this Agreement shall be null and void if not executed by Executive within twenty-one (21) days. Executive has seven (7) days after Executives signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, absent revocation (the “Effective Date”).

28. Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

29. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

(a) Executive has read this Agreement;

(b) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c) Executive understands the terms and consequences of this Agreement and of the releases it contains;

(d) Executive is fully aware of the legal and binding effect of this Agreement; and

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Name: /s/Marc Huffman Signature 3/5/2023 Date	BlackLine Representative: /s/ Karole Morgan-Prager Signature 3/5/2023 Date